BERRY PETROLEUM COMPANY
                      28700 Hovey Hills Road
                           P.O. Bin X
                      Taft, California  93268


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      To Be Held May 19, 2000

To the Shareholders of Berry Petroleum Company:

     The Annual Meeting of Shareholders of Berry Petroleum Company (the "Company") will be held at the Company's corporate headquarters at 28700 Hovey Hills Road, Taft, California on May 19, 2000 at 10:00 a.m. for the following purposes:

     1. To elect a board of nine directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified; and

     2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 13, 2000 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. IF YOU RETURN AN EXECUTED PROXY AND THEN ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY.

                               By Order of the Board of Directors




                               Kenneth A. Olson
                               Corporate Secretary/Treasurer


April 3, 2000
Taft, California

                      BERRY PETROLEUM COMPANY
                      28700 Hovey Hills Road
                            P.O. Bin X
                      Taft, California  93268

                          PROXY STATEMENT
                           April 3, 2000
                          _______________

     This Proxy Statement is furnished by the Board of Directors of Berry Petroleum Company (respectively the "Board" and the "Company" or "Berry") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 19, 2000, or at any adjournment thereof (the "Annual Meeting" or "Meeting") pursuant to the Notice of said Meeting. This Proxy Statement and the proxies solicited hereby are being first mailed to shareholders of the Company on or about April 3, 2000.

     SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to its exercise by giving written notice to the Secretary of the Company. If you return an executed proxy and then attend the Annual Meeting, you may revoke your Proxy and vote in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

     Unless otherwise directed in the accompanying Proxy, persons named therein will vote FOR the election of the nine director nominees listed below. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendation of the Board of Directors.

                        VOTING SECURITIES

     March 13, 2000 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of February 16, 2000 there were 21,113,383 and 898,892 shares, respectively, of Class A Common Stock ("Common Stock") and Class B Stock ("Class B Stock"), par value $.01 per share, issued and outstanding, referred to collectively as the "Capital Stock."

     Berry's Certificate of Incorporation provides that, except for proposed amendments to Berry's Certificate of Incorporation adversely affecting the rights of a particular class (which must be approved by the affected class voting separately), the Common Stock and the Class B Stock will vote as a single class on all matters upon which the Capital Stock is entitled to vote. Each share of Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote. The Certificate of Incorporation also provides for certain adjustments to the Capital Stock in the event a separate class vote is imposed by applicable law. Holders of the Capital Stock are entitled to cumulative voting rights for election of directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder's votes as calculated above for one candidate or may distribute the votes among two or more candidates. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect the maximum number of management nominees which may be elected by cumulative voting.

           SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Berry's Capital Stock as of February 16, 2000 by (i) each of its directors who own Berry Capital Stock, and (ii) all directors and officers as a group.

                                                  Amount and Nature of
                                                        Beneficial
Name and Address                                    Ownership (1) (2)
of Beneficial Owner*         Position               Shares       Percent
-------------------    ---------------------    -----------     --------
Jerry V. Hoffman       Chairman of the Board,     198,105(3)       **
                       President and Chief
                       Executive Officer

William F. Berry       Director                 1,713,623(4)      7.8%

Ralph B. Busch, III    Director                   334,873(5)      1.5%

William E. Bush, Jr.   Director                   527,700(6)      2.4%

J. Herbert Gaul, Jr.   Director                     5,000(7)       **

John A. Hagg           Director                    34,000(8)       **

Thomas J. Jamieson     Director                    34,100(9)       **

Roger G. Martin        Director                    27,000(10)      **

Martin H. Young, Jr.   Director                    15,000(11)      **

All Directors and
Officers as a group
(15 persons)                                    3,240,772(12)    14.3%

-----------------------

 * All directors and beneficial owners listed above can be contacted at Berry Petroleum Company, P.O. Bin X, Taft, CA 93268.

 ** Represents beneficial ownership of less than 1% of the Company's outstanding Capital Stock.

(1) Unless otherwise indicated, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power.

(2) All shares indicated are Common Stock and percent calculations are based on total shares of Capital Stock outstanding, including the 898,892 shares of Class B Stock outstanding which can be converted, at the request of the shareholder, to Class A Common Stock.

(3) Includes 38,105 shares held directly and 160,000 shares which Mr. Hoffman has the right to acquire under the Company's 1994 Stock Option Plan.

(4) Includes 1,654,901 shares held directly and 34,722 shares held in the Berry Children's Trust as to which Mr. Berry has voting and investment power and 24,000 shares which Mr. Berry has the right to acquire under the Company's 1994 Stock Option Plan.

(5) Includes 82,868 shares held directly, 76,505 shares held in the B Group Trust at Union Bank which Mr. Busch votes and 157,500 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee. Also includes 18,000 shares which Mr. Busch has the right to acquire under the Company's 1994 Stock Option Plan.

(6) Includes 179,700 shares held directly and 330,000 shares held in the William E. Bush Trust as to which Mr. Bush shares voting power with other trustees and 18,000 shares which Mr. Bush has the right to acquire under the Company's 1994 Stock Option Plan.

(7) Includes 5,000 shares which Mr. Gaul has the right to acquire under the Company's 1994 Stock Option Plan.

(8) Includes 10,000 shares held directly and 24,000 shares which Mr. Hagg has the right to acquire under the Company's 1994 Stock Option Plan.

(9) Includes 10,100 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation, and 24,000 shares which Mr. Jamieson has the right to acquire under the Company's 1994 Stock Option Plan.

(10) Includes 3,000 shares held directly and 24,000 shares which Mr. Martin has the right to acquire under the Company's 1994 Stock Option Plan.

(11) Includes 10,000 shares held directly and 5,000 shares which Mr. Young has the right to acquire under the Company's 1994 Stock Option Plan.

(12) Includes 27,503 shares held directly, 6,804 shares held indirectly by the Officers in the Company's 401(k) Thrift Plan and 317,064 shares which the Company's Officers have the right to acquire upon the exercise of options granted under the Company's 1994 Stock Option Plan.

                      PRINCIPAL SHAREHOLDERS

     	The following table sets forth, as of December 31, 1999, information regarding the voting securities of the Company owned
"beneficially," within the meaning of the rules of the Securities and Exchange Commission, by persons known by the Company to own beneficially more than 5% of the indicated class:

                  Name and Address         Amount and Nature         Percent
Title of Class    of Beneficial Owner    of Beneficial Ownership     of Class
--------------    -------------------    -----------------------     --------
Class A Common    C. J. Bennett                 1,200,397(1)            5.7%
Stock             c/o Berry Petroleum Company
                  P. O. Bin X
                  Taft, CA 93268

Class A Common    Goldman Sachs Asset           1,095,400(2)            5.2%
Stock             Management
                  A Division of Goldman,
                  Sachs & Co.
                  1 New York Plaza
                  New York, NY  10004

Class A Common    Kennedy Capital Management,   1,423,100(3)            6.7%
Stock             Inc.
                  10829 Olive Blvd.
                  St. Louis, MO  63141

                                 3


Class A Common    Union Bank of California      1,751,871(4)            8.3%
Stock             445 South Figueroa St.,
                  Third Floor
                  Los Angeles, CA 90017

Class A Common    Winberta Holdings, Ltd.       1,088,220(5)            5.2%
Stock             c/o Berry Petroleum Company
                  P. O. Bin X
                  Taft, CA 93268

Class B Stock     Winberta Holdings, Ltd.         898,892(5)            100%
                  c/o Berry Petroleum Company
                  P. O. Bin X
                  Taft, CA 93268

(1)  	As reflected in the Schedule 13G dated January 26, 2000 and filed with the Securities and Exchange Commission.  According to the
Schedule 13G, Mr. Bennett has sole dispositive and voting power on 960,516 shares and shared dispositive and voting power on 239,881 of the shares indicated.

(2)  	As reflected in the Schedule 13G dated February 14, 2000 and filed with the Securities and Exchange Commission.  According to the
Schedule 13G, Goldman Sachs Asset Management has sole voting power on 842,800 shares and sole dispositive power on 1,095,400 shares.

(3)	  As reflected in the Schedule 13G dated February 9, 2000 and filed with the Securities and Exchange Commission.  According to the
Schedule 13G, Kennedy Capital Management, Inc. has sole voting power on 1,343,700 shares and sole dispositive power on 1,423,100 shares.

(4)	  As reflected in the Schedule 13G dated January 31, 2000 and filed with the Securities and Exchange Commission by UnionBanCal Corporation ("Union Bank"). According to the Schedule 13G, Union Bank is the trustee of certain trusts to which the trustors retain voting and investment power and Union Bank has shared dispositive power on the shares indicated.

(5) As reflected in the Schedule 13G dated January 19, 2000 and filed with the Securities and Exchange Commission. According to the
Schedule 13G, Winberta Holdings, Ltd. has sole dispositive and voting power on all of the shares indicated. The shares of Class B Stock are convertible into Class A Common Stock at the request of Winberta Holdings, Ltd. The Class A Common Stock and Class B Stock are voted as a single class, as noted on Page 1 of this Proxy Statement. Winberta Holdings, Ltd. combined shares comprise 9% of the total Capital Stock outstanding for the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that directors, executive officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of the Company's Capital Stock and that any late filings be disclosed. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required, the Company believes there has been compliance with all Section 16(a) filing requirements.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Election

     The Company's directors are elected at each Annual Meeting of Shareholders. At the Annual Meeting, nine directors, constituting the authorized number of directors, will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

     The nominees for election as directors at the Annual Meeting set forth in the table below are all incumbent directors who were elected at the May 1999 Annual Meeting of Shareholders. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominees. In the event that any of the nominees for director should before the Meeting become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

                                                               	Director
Nominee                 Age   Position                           	Since
----------------       ----  --------------------------------   --------
Jerry V. Hoffman        50   Chairman of the Board, President      1992
                             and Chief Executive Officer
William F. Berry        59   Director                              1985
Ralph B. Busch, III     40   Director                              1996
William E. Bush, Jr.    53   Director                              1986
J. Herbert Gaul, Jr.    56   Director                              1999
John A. Hagg            52   Director                              1994
Thomas J. Jamieson      57   Director                              1993
Roger G. Martin         62   Director                              1985
Martin H. Young, Jr.    47   Director                              1999

Set forth below is information concerning each of the nominee
Directors of Berry.

     Mr. Hoffman has been the Chairman of the Board of Directors since March 1997 and has been the President and Chief Executive Officer since May 1994. Mr. Hoffman was President and Chief Operating Officer from March 1992 to May 1994 and was the Senior Vice President and Chief Financial Officer of the Company from 1985 until March 1992.
Mr. Hoffman is a member of the Nominating and Corporate Governance
Committee.

     Mr. Berry is a member of the Nominating and Corporate Governance Committee. Mr. Berry is currently a private investor and was involved in investment banking for a major California bank for over 20 years. Mr. Berry is a cousin to William E. Bush, Jr., and Ralph B. Busch, III.

     Mr. Busch is a member of the Nominating and Corporate Governance Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services of Central California. Prior to his position with Aon Risk Services, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch was a Director of Eagle Creek Mining & Drilling Company from 1985 to 1996. Mr. Busch is a cousin to William F. Berry and William E. Bush, Jr.

     Mr. Bush is Chairman of the Compensation Committee. Mr. Bush is the Plant Manager of California Planting Cotton Seed Distributors. Prior to May 1987, Mr. Bush was the Area Manager/Technical Representative of Gustafson, Inc. (a division of Uniroyal) for Arizona and California for nine years. Mr. Bush was a Director of Eagle Creek Mining & Drilling from 1985 to 1998. Mr. Bush is a cousin to William
F. Berry and Ralph B. Busch, III.

     Mr. Gaul is a member of the Audit Committee. Mr. Gaul is currently a private investor. Mr. Gaul's previous experience includes; Chief Financial Officer for Gentek Building Products from 1995 to 1997, 4 years as the Treasurer for Natomas Company, 11 years of experience in senior treasury or finance positions with various companies and 10 years of experience with Morgan Guaranty Trust Company with responsibility for financial consulting for the energy industry.

     Mr. Hagg is Chairman of the Nominating and Corporate Governance Committee. Mr. Hagg is currently the Chairman of the Board for Northstar Energy Corporation ("Northstar"). Northstar is a Canadian oil and gas producer, based in Calgary, Alberta which effective December 11, 1998 became a subsidiary of Devon Energy Corp., an Oklahoma based company listed on the AMEX. Mr. Hagg also became a director for Devon Energy Corp. in December 1998.

     Mr. Jamieson is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Jamieson is the Chief Executive Officer, President and founder of Jaco Oil Company and the majority owner and founder of Wholesale Fuels, Inc. which was started in 1983. Founded in 1970, Jaco Oil Company, based in Bakersfield, California, has become one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is also involved in real estate, oil and gas properties and insurance.

     Mr. Martin is a member of the Audit and Compensation Committees. Mr. Martin is an independent oil and gas consultant. Mr. Martin retired in 1996 as the Manager of Special Projects at the Wilmington Field for the City of Long Beach, California. From 1975 to 1981, Mr. Martin was the officer in charge of the Elk Hills Naval Petroleum Reserve, Kern County, California.

     Mr. Young is a member of the Nominating and Corporate Governance Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Holdings, L.P. and its predecessor Falcon Seaboard Resources, Inc. ("Falcon") since 1992. Falcon is a private energy company involved in power production, power demand management, natural gas exploration and production, real estate and private investments. Mr. Young is also the Chairman of the Board of the Texas Workers' Compensation Insurance Fund, the largest provider of workers' compensation insurance in the State of Texas.
Mr. Young has 13 years of banking experience, the last 10 working for a major California bank as the Vice President/Area Manager for the corporate banking group from 1981 to 1991.

Committees and Meetings

     The Board of Directors has an Audit Committee, Compensation
Committee and Nominating and Corporate Governance Committee.

     The Audit Committee of the Board of Directors consists of Messrs. Jamieson, Gaul and Martin. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to auditing performance and practices, risk management, financial and credit risks and accounting and tax matters. The Committee reviews the selection of the Company's independent accountants, the scope of the annual audit, the nature of non-audit services, the fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company.

     The Compensation Committee of the Board of Directors consists of Messrs. Bush, Jamieson and Martin. The Compensation Committee is responsible for recommending total compensation for executive officers and board members of Berry to the Board of Directors, for reviewing general plans of compensation for employees and for reviewing and approving awards under Berry's Bonus Plan ("Bonus Plan"). In addition, the Committee is charged with the full responsibility of administering the Company's 1994 Stock Option Plan.

     The Nominating and Corporate Governance Committee of the Board of Directors consists of Messrs. Berry, Busch, Hagg, Hoffman and Young. The Nominating and Corporate Governance Committee is responsible for the development of governance guidelines and practices for the effective operation of the Board in fulfilling its responsibilities; the review and assessment of the performance of the Board; and to nominate prospective directors for the Company's Board of Directors and Board committee membership. The Committee will consider nominees recommended by shareholders. If a shareholder wishes to recommend a nominee for the Board of Directors, the shareholder should write to the Corporate Secretary of the Company specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee.

      During 1999, the Board of Directors met four times, the Audit Committee met twice, the Compensation Committee met twice and the Nominating and Corporate Governance Committee met once. All of the nominees holding office attended at least 75% of the board meetings and meetings of committees of which they were members.

     Effective January 1, 1998, non-employee directors were to be paid a quarterly fee of $4,375, plus $500 for each board meeting and $500 for each committee meeting attended which is not held on the same day as the board meeting. Due to the extremely low crude oil price environment in early 1998, the Board of Directors reduced the quarterly fee to the previous level of $3,750 and the meeting fees to $400, from March 20, 1998 until August 1999, at which time the quarterly fees were restored to $4,375 and meeting fees to $500.

     The Company's 1994 Stock Option Plan provides for a "formula" grant of 5,000 options annually to each non-employee director holding office on December 2nd of each year. 5,000 options were issued on December 2, 1999 at $14.0625, 5,000 options were issued on December 2, 1998 at $12.625 and 5,000 options were issued effective December 2, 1997 at $18.9375 to each of the non-employee directors holding office on those dates. The exercise price of the options is the closing price of Berry Petroleum Company Class A Common Stock as reported by the New York Stock Exchange for the date of grant. The maximum option exercise period is ten years from the date of the grant. The options issued to the directors vest immediately.

                      EXECUTIVE COMPENSATION
                    SUMMARY COMPENSATION TABLE

     The following table discloses compensation for the three fiscal years ended December 31, 1999 received by the Company's Chairman, President and Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                                                   Long-Term
                                                  Compensation
                                                   # of Shares
Name and                        Annual              Underlying      All Other
Principal                   Compensation(1)(2)       Options      Compensation
Position            Year    Salary($)  Bonus ($)     Granted         ($) (3)
----------------   -----   --------   -------       --------         --------
Jerry V. Hoffman   1999     292,000    75,000              -           15,939
Chairman,          1998     242,400         -         80,000           10,668
President and      1997     285,400    45,000         50,000           10,576
Chief Executive
Officer

Ralph J.Goehring   1999     167,666    55,000              -           11,481
Senior Vice        1998     144,500         -              -            9,076
President and      1997     160,500    35,000         35,000           11,240
Chief Financial
Officer

Michael R. Starzer 1999     136,333    55,000              -            9,277
Vice President of  1998     120,000         -         60,000            7,340
Corporate          1997     126,000    30,000         35,000           11,240
Development

Brian L. Rehkopf   1999     128,333    35,000              -            8,941
Vice President     1998     115,000         -         40,000            7,135
of Engineering     1997      67,083         -         60,000              833

George T. Crawford 1997     106,666    15,000         30,000 (4)        4,108
Production Manager 1998           -         -              -                -
                   1997           -         -              -                -

(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(2) As a cost cutting measure in dealing with historically low oil prices, the Company's employees took an across-the-board 10% salary reduction in March 1998 with certain members of Management taking a larger reduction. These reductions were restored in January 1999.

(3) 	Includes Company contributions under the 401(k) Thrift Plan of
$15,396, $10,152 and $10,080 for Mr. Hoffman, $11,227, $8,896 and
$11,063 for Mr. Goehring, $9,147, $7,200 and $8,650 for Mr. Starzer,
$8,600, $6,818 and $833 for Mr. Rehkopf and $3,983, $0 and $0 for Mr.
Crawford, respectively, for 1999, 1998 and 1997. Also includes split dollar life insurance compensation of $543, $516 and $496 for Mr. Hoffman, $254, $180 and $177 for Mr. Goehring, $130, $140 and $99 for Mr. Starzer, $341, $317 and $0 for Mr. Rehkopf and $125, $0 and $0 for Mr. Crawford, respectively for 1999, 1998 and 1997.

(4)	Although Mr. Crawford's employment with the Company commenced on
January 1, 1999, during his employment negotiations in December 1998, the Compensation Committee and the Board of Directors approved the grant of 30,000 options to him effective on his hire date. The options were granted at the NYSE closing price on December 4, 1998 of $12.50. The options vest 25% per year during the first four years and expire on December 4, 2008.

                    AGGREGATED OPTION EXERCISES IN 1999
                    AND DECEMBER 31, 1999 OPTION VALUES

         Shares
        Acquired            Number of Securities  Value of Unexercised In-the-
           on      Value    Underlying Unexercised       Money Options at
        Exercise  Realized   Options at 12-31-99       12-31-99 (A) (Dollars)
Name    (Number) (Dollars) Exercisable Unexercisable Exercisable Unexercisable
------  -------   -------  -----------  ----------    ---------    ----------
Mr.
Hoffman    -        $ -       160,000      115,000     $263,125      $191,250
Mr.
Goehring   -        $ -       105,037       82,500     $161,724      $140,625
Mr.
Starzer    -        $ -        72,500       82,500     $ 84,375      $140,625
Mr.
Rehkopf    -        $ -        40,000       60,000     $ 26,250      $105,000
Mr.
Crawford   -        $ -         7,500       22,500     $ 19,688      $ 59,063


(A) The December 31, 1999 New York Stock Exchange closing price of $15.125 was used to value options.

Board Compensation Committee Report on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. During 1999 the Committee was composed of three non-employee Directors. The Committee is committed to a strong, positive link between business performance, strategic goals, and compensation and benefit programs.

Report of Compensation Committee on Executive Compensation Policy

     The Company's compensation policy is designed to support the overall objective of maximizing the return to our shareholders by:

   - Attracting, developing, rewarding, and retaining highly qualified and productive individuals.

   - Directly aligning compensation to both Company and individual performance.

   - Ensuring compensation levels that are externally competitive and internally equitable.

   - Encouraging executive stock ownership to enhance a mutuality of interest with the Company's shareholders.

     The following is a description of the elements of executive compensation and how each relates to the objectives and policy outlined above.

Base Salary

     The Committee reviews each executive officer and certain other management employees' salaries annually. In determining appropriate salary levels, we consider the level and scope of responsibility, experience, Company and individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility. By design, we strive to set executives' salaries at competitive market levels. Due to the extremely low oil prices, the Company instituted an across-the-board 10% reduction in pay for all employees in March 1998 with certain members of Management taking a larger reduction. All salaries were restored on January 1, 1999, and the Company adjusted base salaries to reflect promotions, changes of responsibilities and cost of living increases in September 1999. We believe maximum performance for management can be encouraged through the use of appropriate incentive programs, which includes:

Annual Incentives

     Annual incentive awards, primarily cash bonuses, are made to executives to recognize and reward corporate and individual performance. The Bonus Plan provides an incentive fund of up to 3% of the Company's net income for executives and other employees involved in decision making roles which affect the Company's capital investment, growth and profitability goals. A portion of the available bonus is reserved for discretionary performance awards by the Chief Executive Officer for other employees whose efforts and performance are judged to be exceptional. Even though the Company experienced record net income, cash flow and production in 1997, no cash bonuses were made in 1998 due to the collapse of oil prices in early 1998. Therefore, upon the rapid rise in oil prices beginning in the second quarter of 1999 and due to the belief such prices were sustainable, the Company awarded $465,000 in cash bonuses in September 1999 under the Bonus Plan, primarily for 1997 and 1998 performance. Cash bonuses paid in 1998 were $0, and in 1997 were $330,000.

     The amount individual executives may earn is directly dependent upon the individual's position, responsibility, and ability to impact the Company's financial success. External market data is reviewed periodically to determine the competitiveness of the Company's incentive programs for individual executives.

Long-Term Incentive Plans Compensation

Non-Statutory Stock Option Plan ("Stock Option Plan")

     The purpose of this plan is to provide additional incentives to employees to stay focused on the long term goal of maximizing shareholder value and to encourage management to own and hold the Company's stock and tie their long-term economic interests directly to those of the Company's shareholders. The Stock Option Plan generally utilizes vesting periods to encourage key employees to continue in the employ of the Company and grants options which have an exercise price at market value on the date of grant. The Compensation Committee is charged with responsibility for administering and granting non-statutory stock options. No options were granted in 1999. At December 31, 1999, an aggregate of 666,800 options are available for issuance from the 1994 Stock Option Plan.

Chief Executive Officer

     The Committee believes Mr. Hoffman has done an excellent job of leading and managing the Company during a very difficult period for the oil industry and has positioned the Company favorably for continued growth. Mr. Hoffman, as Chief Executive Officer, has also demonstrated a keen ability in redirecting the Company's resources to higher profitability projects and growth opportunities. Mr. Hoffman's compensation incentives are primarily derived from the Bonus Plan and the Stock Option Plan. The value of the options are directly related to the Company's stock performance.

Compensation Committee of the Board of Directors

March 10, 2000    William E. Bush   Thomas J. Jamieson   Roger G. Martin

Severance Agreements

     The Company has entered into salary continuation agreements with Mr. Hoffman, Mr. Goehring and Mr. Starzer which guarantees their salary, as defined, plus an amount equal to the average cash bonus received by the employee for the prior two years, will be paid in one lump sum for two years for Mr. Hoffman and one year for Mr. Goehring and Mr. Starzer, following a sale of all or substantially all of the oil producing properties of Berry or a merger or other reorganization between Berry and a non-affiliate which results in a change of ownership or operating control (a "Change of Control"). Salary continuation agreements for certain other executives, including Mr. Rehkopf and Mr. Crawford, provide for the payment of six months' salary, upon a termination of employment in connection with a Change of Control.

Life Insurance Coverage

     The Company provides certain individuals who are officers or other high-level executives with life insurance coverage in addition to that available to employees under the Company's group-term life insurance plan. The amount of this life insurance coverage is $500,000 for Mr. Hoffman, $446,000 for Mr. Goehring, $360,000 for Mr. Starzer, $337,500 for Mr. Rehkopf and $262,500 for Mr. Crawford. Depending on certain variables, an executive or beneficiary may be entitled to insurance benefits exceeding the amount of term insurance that could otherwise have been purchased with the portion of the premium payments that are imputed to the executive as taxable income.

                          PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Total returns assume $100 invested on December 31, 1994 in shares of Berry Petroleum Company, the Dow Jones Secondary Oil Company Index (which includes 12 companies), the Russell 2000 and the Standard & Poors 500 Index ("S&P 500") assuming reinvestment of dividends for each measurement period. Over the five-year measurement period, the Company returned 86%, versus 25% for the peer group, 102% for the Russell 2000 and 251% for the S&P 500. The Company added the Russell 2000 as a major market index to its proxy graph this year. The Company believes the Russell 2000 is a good comparison index for the Company's proxy graph based on the smaller market capitalization and broader base of companies in the Russell 2000. The information shown is historical and is not necessarily indicative of future performance.





Total Return Analysis


Measurement
Period          12/31/94   12/30/95   12/29/96   12/31/97  12/31/98   12/31/99
(Fiscal Year)   --------   --------   --------   --------  --------   --------

Berry Petroleum  $100.00    $110.96    $163.02    $202.25    $169.40    $186.11
Company

Dow Jones        $100.00    $115.70    $142.58    $151.45    $110.63    $125.06
Secondary Oil
Co.

Russell 2000     $100.00    $126.21    $144.84    $174.56    $168.54    $201.61

S&P 500          $100.00    $137.53    $169.09    $225.48    $289.91    $350.93

Source:  Carl Thompson Associates, www.ctaonline.com, Louisville, CO
(303) 665-4200.

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

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Eagle Creek Mining & Drilling, Inc.

     Eagle Creek Mining & Drilling, Inc. ("Eagle Creek"), a California corporation, was a wholly-owned subsidiary of the Company's predecessor, Berry Holding Company, until it was spun off to the majority shareholders of the predecessor. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company ("S&D"), a California partnership. S&D, a retail distributor of oilfield parts and supplies, is now a division of Eagle Creek. The five-year contract whereby the Company purchased oilfield parts and supplies from S&D at competitive prices expired November 30, 1999. The Company is reviewing the S&D contract but, as of February 16, 2000, has not renewed the contract with S&D. The amounts paid to S&D under this contract in 1999, 1998 and 1997 were $785,000, $502,000 and $825,000, respectively. Mr. Ralph B. Busch, III and his immediate family are significant beneficial owners of the stock of Eagle Creek.

Victory Settlement Trust

     In connection with the reorganization of the Company in 1985, a shareholder of Berry Holding Company ("BHC"), Victory Oil Company ("Victory"), a California partnership, brought suit against Berry Holding Company (one of Berry's predecessor companies prior to the reorganization in 1985) and all of its directors and officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory's shares of BHC stock were converted into shares of Berry Common Stock representing approximately 9.7% of the shares of Berry Common Stock outstanding immediately subsequent to the reorganization. In 1986, Berry and Victory, together with certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the "Settlement Agreement").

     The Settlement Agreement provided for the exchange (and retirement) of all shares of Common Stock of Berry held by Victory and certain of its affiliates for certain assets (the "Settlement Assets") conveyed by Berry to Victory. The Settlement Assets consisted of (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property ("Maxwell Royalty") and (ii) a parcel of real property in Napa, California.

     The shares of BHC originally acquired by Victory and the shares of Berry Stock issued to Victory in exchange for the BHC Stock in the reorganization (the "Victory Shares") were acquired subject to a legend provision designed to carry out certain provisions of the Will of Clarence J. Berry, the founder of Berry's predecessor companies. The legend enforces an Equitable Charge (the "Equitable Charge") which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the "B" Group).

     As a result of the Settlement Agreement, the "B" Group was deprived of the distributions related to the stock that they would have received on the Victory Shares under the Equitable Charge. In order to adequately protect the interests of the "B" Group, Berry executed a Declaration of Trust (the "Victory Settlement Trust"). In recognition of the obligations of Berry and Victory with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to Berry in its capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty ("Maxwell "B" Group Payments"). The Maxwell "B" Group Payments will continue until the death of the last surviving member of the "B" Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the "B" Group.

     Under the Settlement Agreement, Berry agreed to guarantee that the "B" Group will receive the same distributions under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when Berry declares and pays dividends on its capital stock, it is obligated to calculate separately the applicable distribution (the "Trust Payment"). Berry will make payments from the Victory Settlement Trust to the surviving member of the "B" Group which may constitute all or a part of the Trust Payment in March and September of each year. Such payments will be made to the surviving member of the "B" Group for the remainder of his life. The "B" Group survivor is a significant shareholder of Berry. Typically, the Maxwell "B" Group Payments have contributed to a portion or all of the Trust Payment. Pursuant to the Settlement Agreement, Berry paid $154,550 to the Victory Settlement Trust in 1999.

            SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders, expected to be held on May 18, 2001, must be received at the office of the Secretary of the Company by December 2, 2000, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                           ANNUAL REPORT

     The Company's 1999 Annual Report to Shareholders has been mailed to shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

     On February 28, 2000, the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission. This Report contains detailed information concerning the Company and its operations and supplementary financial information which, except for exhibits, are included in the Annual Report to Shareholders. A COPY OF THE EXHIBITS WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, BERRY PETROLEUM COMPANY, 28700 HOVEY HILLS ROAD, P.O. BIN X, TAFT, CA 93268.

                      EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by the Company. In addition to use of the mails, certain officers, directors and regular employees of the Company, without receiving additional compensation, may solicit proxies personally by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.


                  INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent accountants are PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP or its predecessors have audited the Company's books since 1991, and is expected to have a representative at the Annual Meeting who will have the opportunity to make a statement if they desire to do so and be available at that time to respond to appropriate questions. The Company anticipates that it will use PricewaterhouseCoopers LLP to audit the Company's financial statements for the year ending December 31, 2000 but has not yet executed the engagement letter.

                          OTHER MATTERS

     Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named on the Form of Proxy will vote on said matters in accordance with the recommendations of the Board of Directors.

     The above Notice, Proxy Statement and Form of Proxy are sent by Order of the Board of Directors.




KENNETH A. OLSON

Corporate Secretary
April 3, 2000





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